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                    December 17, 2021

       William F. Oplinger
       Chief Financial Officer
       Alcoa Corporation
       201 Isabella Street, Suite 500
       Pittsburgh, Pennsylvania 15212-5858

                                                        Re: Alcoa Corporation
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed February 25,
2021
                                                            File No. 001-37816

       Dear Mr. Oplinger:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing